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                                  EXHIBIT 99.1

                 TEXT OF PRESS RELEASE DATED SEPTEMBER 30, 1998



        MENLO PARK, Calif. and LYON, France--(BW HealthWire)--Sept. 30, 1998--SangStat, The Transplant Company(R) (Nasdaq: SANG - news) and Pasteur Merieux Connaught (Rhone-Poulenc group) announced today the closing of the acquisition of Pasteur Merieux Connaught's organ transplant business known as IMTIX. The resulting wholly owned subsidiary of SangStat, named IMTIX-SangStat, is dedicated to the development, manufacturing and sale of transplantation products in more than 60 countries outside of North America, and is expected to generate sales of approximately $22-28 million in 1998.

        "The successful creation of IMTIX-SangStat is a key component of our global plan to become a competitive force in the $2 billion worldwide transplant market," said Philippe Pouletty, M.D., SangStat's Chairman and CEO. "We look forward to the productive integration of IMTIX into SangStat and to the many value-added benefits that this very timely union offers given the potential European CYCLOSPORINE approval in 1999."

        The transaction is an acquisition of IMTIX by SangStat for $31 million, and involves an up-front payment of $10 million and deferred cash payments over five years of $21 million. In addition, SangStat will pay Pasteur Merieux Connaught royalties on IMTIX-SangStat product sales that are variable and contingent upon the sales of certain IMTIX-SangStat products. The transaction will be accounted for using the purchase method.

        "IMTIX's products and turn-key sales and manufacturing operations are a welcome addition to our current portfolio of transplant products and services," said Jean-Jacques Bienaime, SangStat's President and COO. "The significant development, marketing and sales synergies offered by this acquisition should contribute to SangStat's growth over the coming years and help us to penetrate the large European market."

IMTIX

        Pasteur Merieux Connaught's organ transplant business operated as a business unit called IMTIX. Established in 1995, IMTIX is dedicated to the research, development, manufacture and marketing of pharmaceuticals for transplantation. Its portfolio includes i) products for prevention and treatment of rejection, THYMOGLOBULIN(R) and LYMPHOGLOBULINE(R), polyspecific antibodies currently distributed in Europe and other countries, ii) Odulimomab (anti-LFA-1), a monoclonal antibody currently in Phase III for prevention of delayed graft function in transplant patients, and iii) Celsior(R), an organ preservation solution. Based in Lyon, France, with several European subsidiaries and offices, IMTIX has approximately 80 employees, of whom approximately 50 are dedicated to R&D, regulatory, medical affairs, marketing and sales, and approximately 30 to product manufacturing. Products are manufactured in Lyon and distributed by Pasteur Merieux Connaught's affiliates in more than 60 countries outside of North America, including most of the EU countries, Brazil, South Africa and Japan. "We are pleased to contribute, through the sale of IMTIX to SangStat, to the growth of a focused transplant care company," said Jean-Jacques Bertrand, Chairman and

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CEO of Pasteur Merieux Connaught. "Since initiating our collaboration with
SangStat in 1993, with the licensing of THYMOGLOBULIN and CELSIOR North American rights to SangStat, our two companies have built a fruitful and cooperative relationship."

        "This is viewed within our organization as a very positive step forward," said Dr. Gilles Alberici, previously the Head of IMTIX, Pasteur Merieux Connaught Transplant Division and the newly appointed President of IMTIX-SangStat. "We are excited about the opportunity to work within a company that is completely focused on organ transplantation."

Products Included In Acquisition

        THYMOGLOBULIN is a pasteurized, rabbit anti-human thymocyte immunoglobulin, which induces immunosuppression as a result of T-cell depletion. It was first registered in 1985, is currently marketed in 51 countries worldwide, and has been used in more than 40,000 patients worldwide for the treatment and prevention of acute graft rejection episodes in transplant recipients. CELSIOR is an organ preservation solution currently used for heart preservation and available in three countries so far. SangStat acquired exclusive licenses from Pasteur Merieux Connaught in 1993 to market THYMOGLOBULIN and CELSIOR in the United States and Canada. An application for market clearance for THYMOGLOBULIN in the United States is in the final stages of review at the U.S. Food and Drug Administration, and an application for 510(k) clearance of the one-bag system for CELSIOR is expected to be filed later in the year. LYMPHOGLOBULINE is a horse anti-human thymocyte immunoglobulin available in 55 countries for the prevention and treatment of graft rejection and for treatment of severe hematological disorders, and Odulimomab (anti-LFA-1) is a monoclonal antibody in Phase III in North America and Europe for the prevention of delayed graft function in transplant patients.

SangStat, The Transplant Company(R) and Pasteur Merieux Connaught

        SangStat is a specialty pharmaceutical company applying a disease management approach to improve the outcome of organ transplantation. The Company has a total of 12 monitoring and therapeutic products and product candidates to address the pre-transplant, acute care and chronic phases of transplantation. SangStat is located in Menlo Park, California, and operates The Transplant Pharmacy(R), a comprehensive pharmacotherapy management program, and wholly-owned subsidiaries, SangStat Atlantique S.A.S., SangStat's European base of operations in Nantes, France, SangStat Canada, Ltd., in Mississauga, Ontario, Canada and Human Organ Sciences(TM), Inc. in Menlo Park, California.

        Pasteur Merieux Connaught is the world's largest vaccine company with the broadest range of products. The company produces more than one billion doses every year. Rhone-Poulenc SA is a leading life sciences company, growing through innovations in human, plant and animal health and through its specialty chemicals subsidiary, Rhodia. With sales in 1997 of FF90 billion (US$15 billion), the company employs 68,000 people in 160 countries worldwide.

        This press release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements reflect SangStat and Pasteur Merieux Connaught's current views with respect to future events. Actual results may vary materially and adversely

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from those anticipated, believed, estimated, or otherwise indicated. Important factors common to the drug review and clearance process by the FDA and EU regulatory agencies could cause actual results to differ materially with regard to the approvability and possible market acceptance of THYMOGLOBULIN, CYCLOSPORINE, and other product candidates. Other risks associated with this acquisition could cause actual results to differ materially. These factors include, without limitation, receipt of approvals by regulatory agencies to transfer product manufacturing and marketing licenses, the successful integration of IMTIX into SangStat and failure to successfully exploit the potential benefits and synergies of the acquisition.

        Other factors that could cause actual results to differ materially include, without limitation, uncertainty relating to the current or future manufacturing of commercial quantities of products on commercially favorable terms, market size, market acceptance, profitability and competition. For a discussion of factors that might result in different outcomes, see SangStat's 1997 Form 10-K and most recent 10-Q filed with the Securities and Exchange Commission.